UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 22, 2011

Date of Earliest Event Reported: February 21, 2011

1111 West Jefferson Street, Suite 200

Boise, Idaho 83702-5388

(Address of principal executive offices) (Zip code)

(208) 384-7000

(Registrants’ telephone number, including area code)

Commission File Number	Exact Name of Registrant as Specified in Its Charter	I.R.S. Employer Identification No.	State or Other Jurisdiction of Incorporation or Organization
001-33541 333-166926-04	Boise Inc. BZ Intermediate Holdings LLC	20-8356960 27-1197223	Delaware Delaware

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K filing is a combined report being filed separately by two registrants: Boise Inc. and BZ Intermediate Holdings LLC. Unless the context indicates otherwise, any reference in this report to the “company,” “we,” “us,” “our,” or “Boise” refers to Boise Inc. together with BZ Intermediate Holdings LLC and its consolidated subsidiaries.

Item 1.01	Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On February 21, 2011, through our wholly-owned subsidiary Boise Paper Holdings, L.L.C. (Boise), we entered into a Stock Purchase Agreement (Agreement) to purchase Tharco Packaging, Inc. (Tharco). By the terms of the Agreement, which contains customary representations and warranties, we will acquire all of Tharco’s outstanding stock for a purchase price of $200 million, subject to the adjustments set forth in the Agreement. A portion of the purchase price will be held in escrow to fund post-closing purchase price adjustments and to secure Tharco’s obligations to indemnify Boise for breaches of representations, warranties, or covenants in the Agreement. We expect the transaction to close in early March 2011. The foregoing description of the Stock Purchase Agreement is qualified in its entirety by reference to the complete text of the Stock Purchase Agreement, which is to be filed with our Quarterly Report on Form10-Q for the period ended March 31, 2011.

Item 8.01	Other Events.

On February 22, 2011, we issued a news release announcing we had entered into the Stock Purchase Agreement described above. A copy of our news release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01. Management will host a webcast and conference call today, February 22, 2011, at 12:00 p.m. Eastern. To link to the webcast, go to our website at www.BoiseInc.com and click on the link to the webcast under Webcasts & Presentations on the Investors drop-down menu. To join the conference call, dial 866-841-1001. International callers should dial 832-445-1689.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed as part of this Current Report on Form 8-K:

Exhibit Number	Description

Exhibit 99.1	News Release dated February 22, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

BOISE INC.		BZ INTERMEDIATE HOLDINGS LLC

By	/S/ KAREN E. GOWLAND	By	/S/ KAREN E. GOWLAND
	Karen E. Gowland Senior Vice President, General Counsel and Secretary		Karen E. Gowland Senior Vice President, General Counsel and Secretary

Date: February 22, 2011